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                                 EXHIBIT 10.10

                                PROMISSORY NOTE

                                                               November 26, 1997
$2,500,000.00                                            Traverse City, Michigan

        FOR VALUE RECEIVED, Miller Oil Corporation ("Obligor") promises to C.E. Miller Trust and his heirs, personal representatives and permitted assigns (collectively, "Payee"), at 3104 Logan Valley Road, Traverse City, Michigan 49684, the principal amount of Two Million Five Hundred Thousand and no/100 Dollars ($2,500,000.00) and interest (computed on the basis of a 360-day year for the actual number of days elapsed) on the unpaid principal balance at a variable rate equal to the New York Prime Rate as published in the Wall Street Journal (Midwest edition).

        PAYMENT SCHEDULE. The principal of this Note shall be paid in full on June 1, 1998. Interest on this Note shall be paid monthly beginning January 2, 1998 and on the first day of each month thereafter until the principal is paid in full. Interest shall accrue on all over due payments of principal or interest from the date due, whether by acceleration or otherwise, at a rate which is 3% per annum above the interest rate otherwise in effect under this Note.

        PREPAYMENTS. Obligor may prepay all or part of the principal of this Note at any time. Any partial prepayment shall be applied to the installment or installments last falling due under this Note, and a partial prepayment shall not affect the amount or time of payment of succeeding required installments.
At no time shall the interest rate on this Note exceed the highest rate permitted by law. To the extent that amounts received by the holder of this Note are attributable to an interest rate in excess of that permitted by law, those amounts shall be deemed and applied as prepayments of principal under this Note.

        TRANSFERS. Payee may not assign or transfer this Note or any interest in this Note, including by pledge or any other method, without the written consent of the Obligor.

        UNSECURED AND SUBORDINATED OBLIGATION. Payee acknowledges and agrees that all indebtedness evidenced by this Note is unsecured and hereby subordinated to all existing bank indebtedness of Obligor. Payee shall execute and deliver any customary subordination or inter-creditor agreements requested by Obligor and/or its lenders to further evidence such subordination.

        DEFAULT AND ACCELERATION. Each of the following shall be an event of default under this Note: (a) if default occurs in any payment of principal or interest under this Note or of any late charge or expense at any time owing to the holder hereof under this Note, as and when the same shall be or become due and payable, and Obligor fails to cure such default within five days after receipt from Payee of written notice of the default; (b) if default occurs in the performance of any other obligation to the holder hereof under this Note and Obligor fails to cure such default within ten days
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after receipt from Payee of written notice of the default; (c) if Obligor becomes insolvent or makes an assignment for the benefit of creditors; or (d) if a voluntary or involuntary case in bankruptcy, receivership or insolvency shall at any time be instituted by or against Obligor.

       Upon the occurrence of any event of default described in clauses (a) or
(b) above, all or any part of the indebtedness evidenced by this Note shall, at the option of the holder, become immediately due and payable without notice or demand. Upon the occurrence of any event of default described in clause (c) or
(d) above, all of the indebtedness shall automatically become immediately due and payable.

       PLACE AND APPLICATION OF PAYMENTS. Each payment upon this Note shall be made at Payee's address set forth above or any other place that the holder of this Note may direct in writing. Any payment upon this Note shall be applied first to any expenses (including expenses of collection) then due and payable to the holder under this Note, then to any unpaid late charges, then to any accrued and unpaid interest, and then to the unpaid principal balance.

       NO SET OFF. The holder of this Note shall have no right to set off any indebtedness that the holder then owes to Obligor against any indebtedness evidenced by this Note that is then due and payable.

       REMEDIES. The holder of this Note shall have all rights and remedies provided by law. Obligor agrees to pay any and all expenses, including reasonable attorney fees and legal expenses, paid or incurred by the holder in protecting and enforcing the rights of and obligations to the holder under any provision of this Note.

       WAIVERS. No delay by the holder of this Note in the exercise of any right or remedy shall operate as a waiver of that or any other right or remedy. No single or partial exercise by the holder of any right or remedy shall preclude any future exercise of that or any other right or remedy. No waiver by the holder of any default or of any provision of this Note shall be effective unless in writing and signed by the holder. No waiver of any right or remedy on one occasion shall be a waiver of that or any other right or remedy on any future occasion.

       Obligor irrevocably waives demand for payment, presentment, notice of dishonor, and protest of this Note and consents to any extension or postponement of time of its payment, to the addition of any party to this Note, and to the release, discharge, waiver, modification or suspension of any rights and remedies against any person who may be liable for the indebtedness evidenced by this Note.

       APPLICABLE LAW. This Note shall be governed by and interpreted according to the laws of the state of Michigan.

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      Signed as of November 26, 1997.



Obligor:                                      Payee:
--------                                      ------

MILLER OIL CORPORATION                          /s/ C.E. Miller
                                              ------------------------------
By  /s/ Kelly E. Miller                       C.E. Miller Trust
   ----------------------------               C.E. Miller Trustee
  Its  President
     --------------------------





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